Exhibit 4.16

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) is entered into as of [        ] between the following parties:

Party A: [VIE]

Registered Address: [       ]

Party B: [WFOE]

Registered Address: [       ]

In this Agreement, Party A and Party B are collectively referred to as the “Parties” and individually as a “Party”.

Whereas:

A.	Party A is a company incorporated in [ ] under the laws of the PRC, mainly engaging in [ ], and has obtained the [ ] license according to the applicable laws (the “Special License”).

B.	Party B is a company incorporated in [ ] under the laws of the PRC, mainly engaging in [ ].

C.	Party A and Party B shall collaborate and operate together to provide services and products such as [ ] to clients.

Now, therefore, upon amicable negotiation, the Parties hereby agree as follows:

1.	Scope of Cooperation

Party A and Party B, leveraging their respective technologies and marketing resources, shall capitalize on their business strengths to jointly collaborate and operate, providing services and products such as [       ] to clients. The specific details of the cooperation are as follows:

1.1	Scope of Cooperation Provided by Party A

Party A shall, within the scope of the Special Licenses issued for its business needs, lawfully provide clients with services and products such as [       ] or provide such services and products on behalf of Party B, as authorized by Party B, and shall obtain the resulting revenue.

1.2	Scope of Cooperation Provided by Party B

Party B shall cooperate with Party A, and provide the following services to Party A (and ultimately to clients) as determined by Party B within the business scope of Party A, according to this Agreement, including but not limited to:

1.2.1.1

Be responsible for the research and development of various application software and systems related to services and products such as [       ], and authorize Party A to operate the aforementioned software/systems developed by Party B to provide services to clients;

1.2.1.2	Provide technical support and maintenance services related to services and products such as [ ], including but not limited to server maintenance, software/system updates, and upgrades; and

1.2.1.3	Provide technical research and development, as well as related technical assistance and support for services and products such as [ ].

2.	Manner of Joint Service

2.1

Besides the services stipulated in Article 1, Party B shall also utilize its own resources to promote and advertise the services provided to clients under this Agreement, and shall bear the relevant promotional and production expenses incurred thereby. Meanwhile, Party B shall pay the costs for the services rendered pursuant to this Agreement, including, without limitation, the remuneration for R&D personnel, expense for equipment, and etc.

2.2

Party A and Party B agree that business activities requiring the Special Licenses held by Party A shall be directly conducted by Party A, which will receive the related revenue and then pay Party B the technical service fee as calculated according to this Agreement. For other services and products, Party B may uniformly collect the revenue from clients and then pay Party A the platform service fee as calculated according to this Agreement.

2.3

Party A and Party B shall collaborate sincerely and indispensably, while the absence of either Party will result in the failure to achieve the cooperation content and related services and products under this Agreement. Party A agrees to designates Party B as the exclusive partner for the cooperation content of this Agreement. Without Party B’s written consent, Party A shall not enter into the same or similar cooperation agreement with any third party regarding the cooperation content of this Agreement. If Party B gives written consent, Party A may cooperate with Party B’s affiliated companies to jointly provide services to clients of the related services and products.

2.4

Both Parties further confirm that Party A, Party B, and Party B’s affiliated companies may separately sign project cooperation agreements or similar documents regarding the specific operation model, revenue sharing, and other matters related to the cooperation content of this Agreement, to further clarify the rights and obligations of both Parties in specific cooperation matters, which shall serve as the basis for execution.

3.	Fee Settlement

Through friendly consultation, Party A and Party B agree to calculate and settle the service fee in the form of sharing of revenue generated from the cooperation content under this Agreement based on the following principles or with other calculation method agreed by the Parties:

3.1

The revenue-sharing base between Party A and Party B and Party B’s affiliated companies is calculated as Party A’s total income (excluding tax), minus the expenses incurred by Party A in operating the cooperation content (including taxes and surcharges, excluding the revenue-sharing fee paid to Party B and its affiliated companies, hereinafter referred to as the “Actual Expenses”) and Party A’s retainable profit:

Revenue-sharing base = Party A’s income (excluding tax) - Party A’s Actual Expenses - Party A’s retainable profit.

3.2

When determining the specific service fees by Party B, the following factors may be considered: (a) the number and qualifications of the professional personnel involved in the services provided by Party B to Party A during such invoice cycle; (b) time and efforts spent by Party B’ professional personnel in providing services during such invoice cycle; (c) the specific contents and commercial value of the services provided by Party B during such invoice cycle; (d) the difficulty in technologies provided by Party B and the complexity of technological consulting and other services provided by Party B; and (e) market price of the services of the same type.

3.3

The specific revenue-sharing ratio, service fee calculation, payment method, settlement amount, and cycle, Party A’s retainable profit, and Party B’s payable expenses (when Party A’s income is insufficient) will be confirmed through service settlement statements. Both Parties should confirm the service settlement statements in writing, such as by email.

3.4

After each service settlement statement is confirmed by both Parties, the Party responsible for payment should promptly pay the other Party’s due income for the current period in full by bank transfer to the designated bank account. The receiving Party should promptly issue a corresponding, legitimate, and valid VAT invoice to the paying Party.

4.	Intellectual Property and Confidential Provisions

4.1

Party B shall have sole and exclusive rights for any rights, ownership, interest, including, without limitation, any copyright, patent, proprietary rights, trade secrets, etc., over any and all intellectual property arising from the performance of this Agreement.

4.2

With the written consent of the right owner, Party A may accept the transfer of any rights, ownership, interests of all and any intellectual property arising from Party B’s performance of this Agreement, with the transfer method to be otherwise determined between both Parties.

4.3

To fulfill this Agreement, Party A and Party B agree that the Parties may execute intellectual property license agreements during the term of this Agreement, which shall permit Party A to use Party B’s relevant intellectual property rights [for free] within Party A’s business requirements, or Party B agrees to transfer part of Party B’s intellectual property rights to Party A or register such intellectual property rights in Party A’s name if necessary. However, Party A shall transfer the foregoing intellectual property rights registered under Party A to Party B at no consideration or at the lowest price permitted by law upon Party B’s request. Party A shall execute all appropriate documents, take all appropriate actions, submit all filings and/or applications, render all appropriate assistance and otherwise conduct whatever is necessary as deemed by Party B at its sole discretion for the purposes of vesting any ownership, right or interest of any such intellectual property rights in Party B, and/or perfecting the protections for any such intellectual property rights in Party B. Party B is entitled to use any intellectual property registered under Party A for free.

4.4

Both Parties agree to use their best reasonable efforts to protect or keep confidential all information marked with “confidential” or all or part of the information of the other Party (“Confidential Information”). Without the prior written consent of the providing Party, the receiving Party shall not disclose, provide or transfer such Confidential Information to any third party. Upon termination or expiration of this Agreement, the receiving Party shall return any document, material or software containing such Confidential Information to its respective owner as requested by the providing Party, or shall destroy the same on its own, and delete any Confidential Information stored in all of receiving Party’s electronic devices and stop using the same.

5.	Representations and Warranties

5.1	Party A hereby represents and warrants that:

5.1.1Party A is a corporation legally registered and validly existing in [       ] under the laws of PRC.

5.1.2Party A has all the rights, powers, authorities and capabilities, and all the consents and approvals necessary for the execution, delivery and performance of this Agreement.

5.1.3This Agreement will be legal, effective and binding on Party A upon execution, and may be enforced against Party A according to its provisions.

5.2	Party B hereby represents and warrants that:

5.2.1Party B is a corporation legally registered and validly existing in [       ] according the laws of PRC.

5.2.2Party B has all the rights, powers, authorities and capabilities, and all the consents and approvals necessary for the execution, delivery and performance of this Agreement.

5.2.3This Agreement will be legal, effective and binding on Party B upon execution, and may be enforced against Party B according to its provisions.

6.	Effectuation and Term of Cooperation

This Agreement will become effective upon duly sealing or signing. Except for early termination pursuant to the provisions herein, this Agreement shall remain effective.

7.	Termination

7.1

During the validity period of the Agreement, Party B may terminate this Agreement by giving 30 days’ written notice to Party A. Party A shall not terminate this Agreement without Party B’s written consent.

7.2	Article 4 shall survive the termination or expiration of this Agreement.

8.	Force Majeure

8.1

“Force Majeure” refers to any matter that is out of the reasonable control of a Party, which is unavoidable even with reasonable attention of the Party being affected, including, without limitation, acts of governments, acts of nature, fire, explosion, storm, flood, earthquake, tide, thunder or war. However, any shortage of credit, capital or finance shall not be regarded as an event of Force

Majeure. The Party affected by Force Majeure and seeking for the exemption from performing its obligations hereunder shall notify the other Party of such event as soon as possible.

8.2

In the event that the affected Party is delayed in or prevented from performing its obligations hereunder by Force Majeure, only within the scope of such delay or prevention, neither Party shall be liable for any loss, increased expense, or damage caused thereby under this Agreement, while such failure or delay of performance shall not be deemed as a breach of contract. However, the Party claiming to be affected by Force Majeure shall use its best reasonable efforts to minimize or remove the effects of Force Majeure. Upon the elimination of Force Majeure event, both Parties agree to resume the performance of this Agreement with their best efforts.

9.	Applicable Laws

The validity, interpretation and performance of this Agreement shall be governed by the laws of PRC.

10.	Dispute Resolution

10.1 Any dispute arising from the interpretation and performance of this Agreement shall first be resolved through friendly consultations by the Parties. If the dispute fails to be resolved within thirty (30) days after one Party gives notice requesting consultations to the other Party, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration, in accordance with its then effective arbitration rules. The arbitration shall be conducted in [Beijing]. The arbitration tribunal shall be consisted three (3) arbitrators according to the arbitration rules and procedures, among whom one of them shall be designated by the applicant, one of them shall be designated by the respondent and one of them shall be designated upon the negotiation by aforesaid two arbitrators or by CIETAC. The arbitration shall be conduct confidentially and the language of the arbitration shall be Chinese. The arbitration award shall be final and binding on all Parties.

10.2 To the extent permitted by PRC Law and where appropriate, the arbitration tribunal may grant any remedies in accordance with the provisions of this Agreement and applicable PRC Law, including preliminary and permanent injunctive relief (such as injunction against carrying out business activities, or mandating the transfer of assets), specific performance of contractual obligations, remedies concerning the equity interest or assets of the Domestic Company and awards directing the Domestic Company to conduct liquidation. To the extent permitted by PRC Law, when awaiting the formation of the arbitration tribunal or otherwise under appropriate conditions, either Party may seek preliminary injunctive relief or other interlocutory remedies from a court with competent jurisdiction to facilitate the arbitration. Without violating the applicable governing laws, the Parties agree that the courts of Hong Kong, Cayman Islands, China and the place where the principal assets of the Domestic Company are located shall all be deemed to have competent jurisdiction. The Parties further agree to request that the court conduct any proceedings in closed session and to keep the existence of the proceedings and any element of it, including the decision of the court, confidential and refrain from publishing or otherwise disclosing any of the foregoing information to the public, except as may be lawfully required in judicial proceedings or as otherwise required by applicable law.

10.3 During the existence of any dispute, the Parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement, except insofar as the same may relate directly to the matters in dispute.

11.	Notices

Any notice or other communication sent by any Party hereunder shall be written in Chinese and English, and shall be delivered to the following addresses of the recipient(s) by hand, registered airmail, airmail with postage prepaid, recognized courier service or email.

Party A:	[VIE]
Address:	[ ]
Email:	[ ]
Attention:	[ ]

Party B:	[WFOE]
Address:	[ ]
Email:	[ ]
Attention:	[ ]

12.	Assignment

12.1 Party A hereby agrees that Party B may independently decide to assign its rights and obligations under this Agreement to any third party. For such assignment,

Party B only needs to provide written notice to Party A and does not need to obtain Party A’s consent.

12.2 Party A shall not assign any of its rights or obligations under this Agreement to any third party without prior written consent from Party B.

13.	Severability

If any provision herein becomes invalid, illegal or un-enforceable because of any laws, such provision shall only be invalid in the corresponding jurisdiction. The invalid provision shall not affect the legal effects of the remaining provisions of this Agreement in such jurisdiction, and shall not cause such provision to be invalid, illegal or unenforceable in any other jurisdictions.

14.	Modifications and Supplements

Both Parties may make modifications and supplements to this Agreement in writing. Upon proper execution by both Parties, the relevant modifications and supplemental agreements shall become an integral part of this Agreement with the same force and effects.

15.	Supplementary Provisions

This Agreement is made in two counterparts. Each Party shall hold one counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first written above.

Party A: [VIE]

(Seal)

Party B: [WFOE]

(Seal)

[Signature Page to Cooperation Agreement]